Exhibit 19.1__

WHAT TO KNOW
•Prohibition on insider trading and stock tipping.  Insider trading and stock tipping are criminal and civil offenses that can result in fines, imprisonment of up to 20 years and other penalties and may result in disciplinary action at GE Vernova, including termination of employment.
•This policy establishes standards of conduct for employees and others who obtain material or price-sensitive nonpublic information through their work for GE Vernova to ensure full compliance with laws prohibiting (and to avoid even the appearance of) insider trading and stock tipping.
•Insider trading means buying or selling stock or other securities of any company while in possession of material nonpublic information about the company.
•Stock tipping means sharing material nonpublic information about a company with a person who buys or sells stock or other securities of the company while aware of such information.
HOW TO COMPLY
•When not to trade. Never buy or sell the stock or other securities of any company, including GE
Vernova, while you have material nonpublic information about the company.
•Giving stock tips.  Never recommend or suggest that anyone else buy or sell the stock or other securities of any company, including GE Vernova, while you have material nonpublic information about the company.
•When you may disclose information externally.  Never disclose material nonpublic information to anyone outside GE Vernova (including family members), except when (i) such disclosure is needed to enable GE Vernova to carry on its business and (ii) appropriate steps have been taken to prevent trading while aware of the information. If unsure, consult with company legal counsel to decide whether such disclosure is needed.
•When you may disclose information internally.  Only disclose material nonpublic information within GE Vernova to others who (i) have a business need to know it and (ii) when you have no reason to believe that the information will be misused.
•Serving as an independent consultant or adviser. Do not serve as an independent consultant or adviser outside the company on business matters within the scope of your GE Vernova employment.
oFor example, independent investment research firms (sometimes called “expert networks”)
or other third parties may seek consultations or informational interviews to learn about GE
Vernova and its businesses, and the requests may even offer to compensate GE Vernova employees for their time.
oGE Vernova prohibits employees from engaging in such consultations in order to avoid the risk of disclosing nonpublic information or insider trading violations that these types of arrangements can create.
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•Additional transaction- and business-specific policies.  Abide by the terms of any non-disclosure or similar written confidentiality agreement that you may be required to sign in connection with work on particular deal teams, transactions or other matters.
oIf you work for certain GE Vernova affiliates or components (e.g., businesses that invest in or trade securities), you may be subject to additional restrictions and requirements. Learn and follow all such restrictions and requirements.
•Derivative Transactions in GE Vernova Stock. Members of the board of directors and executive officers should not enter into any derivative transaction in GE Vernova stock. This includes any short-sale, forward, equity swap, option, or collar that is based on GE Vernova’s stock price.
GET HELP
•If you don’t know whether information in your possession is material or nonpublic and you have questions about the implications under this policy, contact legal/compliance.
•Raise an integrity concern right away if you become aware of a potential violation of this policy.
You can raise a concern through our Open Reporting channels.
PENALTIES FOR VIOLATION
Employees who violate the spirit or the letter of GE Vernova’s policies are subject to disciplinary action up to and including termination of employment if allowed under applicable law. In addition, if laws are violated, employees or the Company may be subject to criminal penalties (fines or jail time) or civil sanctions (damage awards or fines). GE Vernova could also lose government contracting privileges and export privileges.
DEFINITIONS
•Material information means information that has a reasonable likelihood of being viewed by a reasonable investor as significantly altering the total mix of information available.  This means information that is likely to move the price of stocks or other securities, and generally includes information that is important to analysts and investors or which we have encouraged them to focus on.
oExample: Material information may relate to GE Vernova or to one of its customers, business partners, or suppliers. It may include information concerning financial forecasts and guidance; earnings, cash flows, or other financial results; liquidity; impairments or other charges; tax rates; a pending merger, acquisition, disposition, or joint venture; a substantial contract award or termination; a major lawsuit or claim; a significant restructuring program; changes in dividend policy or buyback program; significant product developments; the gain or loss of a significant customer or supplier; government or internal investigations; changes in leadership; the board of directors; audit matters; current or potential GE Vernova shareowners; or changes in credit ratings.
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•Nonpublic information means information that is not available to the general public. Information is considered public if it is communicated by the company by:
opress release,
oSEC filing,
opublic conference calls and webcasts (for which adequate advance notice has been given),
or
oofficial news releases on the company’s website.
Even after the information is publicly announced, enough time must pass for the market to become fully aware of the information before it is considered to be public (generally at least 24 hours).
oExample:  If you learn that GE Vernova is considering buying a company or entering into a major purchase contract, assume the information is nonpublic until after GE Vernova or the counterparty has publicly announced the transaction and the market has had time to absorb the information.
•Securities are defined broadly to include any stock, bond, note, debenture, put or call option or other instrument commonly known as a security.